Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements based on the historical consolidated financial statements of Medical Transcription Billing, Corp. (“MTBC”) as adjusted to give effect to the following transactions (the “Transactions”):

●	Our acquisition of the Orion Target Businesses, which consist of the assets and the assumption of certain liabilities of Orion HealthCorp, Inc. and 13 of its affiliates collectively (“Orion”) with an effective date of July 1, 2018, and
●	Our acquisition of the assets of Washington Medical Billing, LLC (“WMB”) on July 1, 2017.

Orion and WMB are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 give effect to the Transactions as if each of them had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the acquisition of Orion as if it had occurred on June 30, 2018.

The pro forma condensed combined statements of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the Orion and WMB transactions each involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, met the significance test of Rule 8-04 of Regulation S-X.

The Orion audited combined carve-out financial statements as of December 31, 2017 and 2016 and for the years then ended and the interim combined carve-out financial statements as of June 30, 2018 and for the six months then ended appear elsewhere in this Form 8-K.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

	MTBC	January 1, 2017 to Jun 30, 2017 WMB	MTBC + Previously Acquired Subtotal	Orion	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Net revenue	$31,811	$518	$32,329	$42,462	$-		$74,791
Operating expenses:
Direct operating costs	17,679	332	18,011	32,096	-		50,107
Selling and marketing	1,107	-	1,107	649	-		1,756
General and administrative	11,738	144	11,882	17,626	(57	)(1)	29,451
Research and development	1,082	-	1,082	-	-		1,082
Change in contingent consideration	151	-	151	(936)	-		(785)
Depreciation and amortization	4,300	-	4,300	4,620	(2,741	)(2)	6,179
Restructuring charges	276	-	276	-	-		276
Impairment charges	-	-	-	14,106 (3)	-		14,106
Total operating expenses	36,333	476	36,809	68,161	(2,798)		102,172

Operating (loss) income	(4,522)	42	(4,480)	(25,699)	2,798		(27,381)

Adjustment of net intercompany balances	-	-	-	7,206 (8)	-		7,206
Interest (expense) income - net	(1,307)	-	(1,307)	-	-		(1,307)
Other income (expense) - net	332	-	332	(47)	-		285
(Loss) income before income taxes	(5,497)	42	(5,455)	(18,540)	2,798		(21,197)
Income tax provision	68	-	68	34	-	(4)	102
Net (loss) income	$(5,565)	$42	$(5,523)	$(18,574)	$2,798		$(21,299)

Preferred stock dividend	2,030	-	2,030	-	-		2,030
Net (loss) income attributable to common shareholders	$(7,595)	$42	$(7,553)	$(18,574)	$2,798		$(23,329)

Weighted average common shares outstanding:
Basic and diluted	11,010						11,010
Loss per share
Basic and diluted	$(0.69)						$(2.12)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

	MTBC	Orion	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Net revenue	$16,990	$19,079	$-		$36,069
Operating expenses:
Direct operating costs	8,818	14,090	-		22,908
Selling and marketing	708	22	-		730
General and administrative	5,655	8,613	(182	)(1)	14,086
Research and development	505	-	-		505
Change in contingent consideration	43	-	-		43
Depreciation and amortization	1,150	2,166	(1,484	)(2)	1,832
Total operating expenses	16,879	24,891	(1,666)		40,104

Operating income (loss)	111	(5,812)	1,666		(4,035)

Adjustment of net intercompany balances	-	3,111 (8)	-		3,111
Interest (expense) income - net	(113)	-	-		(113)
Other income (expense) - net	370	-	-		370
Income (loss) before income taxes	368	(2,701)	1,666		(667)
Income tax provision	98	11	-	(4)	109
Net income (loss)	$270	$(2,712)	$1,666		$(776)

Preferred stock dividend	2,024	-	-		2,024
Net (loss) income attributable to common shareholders	$(1,754)	$(2,712)	$1,666		$(2,800)

Weighted average common shares outstanding:
Basic and diluted	11,641				11,641
Loss per share:
Basic and diluted	$(0.15)				$(0.24)

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

			Adjustments			Acquisition
			for Assets		Orion	Related
			not		Acquisition	Pro Forma		Pro Forma
	MTBC	Orion	Acquired		Subtotal	Adjustments		Results
	(in thousands)
Cash	$11,723	$1,630	$(1,630	)(5)	-	$(11,600	)(7)	$123
Accounts receivable - net	3,438	5,597	-		5,597	-		9,035
Contract asset	1,669	401	-		401	-		2,070
Inventory	-	307	-		307	-		307
Current assets - related party	25	-	-		-	-		25
Other current assets	1,731	621	(621	)(5)	-	(1,000	)(7)	731
Current assets	18,586	8,556	(2,251)		6,305	(12,600)		12,291
Property and equipment - net	1,388	99	-		99	220	(7)	1,707
Intangible assets - net	1,702	5,148	(2,619	)(5)	2,529	3,571	(6)	7,802
Goodwill	12,264	-	-		-	580	(6)	12,844
Other assets	425	263	(263	)(5)	-	-		425
Total assets	$34,365	$14,066	$(5,133)		$8,933	$(8,229)		$35,069

Accounts payable	$590	$3,289	$(2,794	)(5)	$495	-		$1,085
Accrued compensation	1,034	682	(473	)(5)	209	-		1,243
Accrued expenses	922	1,099	(1,099	)(5)	-	-		922
Payable to shareholders	-	2,900	(2,900	)(5)	-	-		-
Accrued liability to related parties	11	190	(190	)(5)	-	-		11
Notes payable - other (current portion)	81	24	(24	)(5)	-	-		81
Deferred revenue	28	-	-		-	-		28
Deferred rent	89	-	-		-	-		89
Contingent consideration	563	-	-		-	-		563
Dividend payable	1,056	-	-		-	-		1,056
Total current liabilities	4,374	8,184	(7,480)		704	-		5,078
Notes payable - other	141	-	-		-	-		141
Deferred rent	256	375	(375	)(5)	-	-		256
Deferred revenue	28	-	-		-	-		28
Deferred tax	450	-	-		-	-		450
Total liabilities	5,249	8,559	(7,855)		704	-		5,953
Preferred stock	2	-	-		-	-		2
Common stock	12	-	-		-	-		12
Additional paid-in capital	52,710	-	-		-	-		52,710
Members’ equity	-	5,507	(5,507	)(5)	-	-		-
Accumulated deficit	(21,795)	-	-		-	-		(21,795)
Accumulated other comprehensive loss	(1,151)	-	-		-	-		(1,151)
Common shares held in treasury	(662)	-	-		-	-		(662)
Total shareholders’ equity (deficiency)	29,116	5,507	(5,507)		-	-		29,116
Total liabilities and shareholders’ equity	$34,365	$14,066	$(13,362)		$704	$-		$35,069

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of WMB, we entered into an asset purchase agreement acquiring primarily the customer relationships. The financials statements of WMB were prepared under GAAP.

Orion is a wholly owned subsidiary of Constellation Healthcare Technologies, Inc. (“Constellation”). Orion, Constellation and their affiliates filed for bankruptcy on March 16, 2018 in the United States Bankruptcy Court for the Eastern District of New York (the “Court”). The filing was made under Chapter 11 of the Bankruptcy Code.

In May 2018, MTBC entered into an asset purchase agreement as the primary bidder (also known as “stalking horse” under Section 363 of the U.S. Bankruptcy Code) by the Court to acquire the revenue cycle, practice management and group purchasing organization assets of Orion. The Court approved the sale in an order dated June 25, 2018 with an effective date of July 1, 2018, and pursuant to the asset purchase agreement and subject to the conditions set forth therein, MTBC paid $12.6 million in cash and assumed certain liabilities.

The combined carve-out financial statements consists of Orion HealthCorp, Inc. and its affiliates: Medical Billing Services, Inc., Rand Medical Billing, Inc., RMI Physician Services Corporation, Western Skies Practice Management, Inc., Physicians Practice Plus LLC, Northeast Medical Solutions, LLC, NEMS West Virginia, LLC, Integrated Physician Solutions, Inc., Allegiance Consulting Associates, LLC, and Allegiance Billing & Consulting, LLC.

The audited 2017 and interim 2018 combined carve out financial statements of Orion were prepared under GAAP. Revenue recognition was determined under ASC-605 for the year ended December 31, 2017 and under ASC-606 for the six months ended June 30, 2018.

To effect the acquisition of Orion, MTBC created a two wholly owned subsidiaries, MTBC Health, Inc. (“MHI”) and MTBC Practice Management, Corp. (“MPM”), each a Delaware Corporation. MPM is a wholly owned subsidiary of MHI.

The Company has engaged a third-party valuation specialist to assist in valuing the assets acquired from Orion. A similar purchase price allocation for WMB was performed by the Company, based on models used internally. The allocations for Orion are preliminary and are subject to revision, and will be adjusted in future filings. The final purchase price will be determined when the Company has completed the detailed valuations and necessary calculations.

NOTES:

(1)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company during the year ended December 31, 2017 and the six months ended June 30, 2018 associated with the Transactions.

Non-recurring transaction expenses associated with the Acquired Businesses

	MTBC	WMB	Orion	Pro Forma Adjustments
	(in thousands)
Year ended December 31, 2017	$57	$-	$-	$57
Six months ended June 30, 2018	182	-	-	182

(2)	Amortization of Purchased Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We typically assign these intangible assets a useful life of between 3-4 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies. We assigned a useful life of 10 years to the intangible asset representing the value of Orion’s relationships with three pediatric practices which are managed under agreements with 20 years remaining, which cannot be terminated by the practices unless the management entity goes bankrupt or commits gross negligence, fraud or illegal acts. The amortization lives assigned are preliminary.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

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The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2017. Amortization is computed using the double declining balance method to reflect the expected economic benefit over the period associated with each statement of operations.

Amortization expense for the year ended December 31, 2017

	WMB	Orion	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$13	$1,592	$1,605
As recorded in the historical financial statements	-	4,346	4,346
Pro forma adjustment	$13	$(2,754)	$(2,741)

WMB did not have any amortization expense recorded prior to its acquisition by MTBC.

There was no adjustment for depreciation or amortization not related to purchased intangible assets.

Amortization expense for the six months ended June 30, 2018

	WMB	Orion	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$(3)	$603	$600
As recorded in the historical financial statements	-	2,084	2,084
Pro forma adjustment	$(3)	$(1,481)	$(1,484)

(3)	Goodwill Impairment — Orion recognized an impairment loss for the year ended December 31, 2017 of approximately $14.1 million, as it was determined that, prior to the acquisition by MTBC, the historical goodwill had no value as of December 31, 2017. Such amount was not adjusted out in the pro forma schedule, as it is not directly attributable to the acquisition of Orion by MTBC.

(4)	Provision (Benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 34% and 21% for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. We did not record a benefit for income taxes for the year ended December 31, 2017 in the unaudited pro forma condensed combined statement of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2017. We did not record a provision for income taxes for the six months ended June 30, 2018 in the unaudited pro forma condensed combined statement of operations since the Company has sufficient Federal net operating loss (“NOL”) carryforward to offset the Federal tax provision. State income taxes were not considered material and have not been included in the amounts below. The following table details the pro forma adjustments to income taxes for the year ended December 31, 2017:

Provision (Benefit) for Income Taxes
	WMB	Orion	Pro Forma Adjustments	Pro Forma Loss before Provision (Benefit) for Income Taxes
	(in thousands)
Income (loss) before provision for income taxes	$42	$(18,540)	$2,798	$(15,700)
	Estimated tax benefit at statutory income tax rate of 34%			(5,338)
	Less provision for income taxes:
	WMB			-
	Orion			-
	Valuation allowance			5,338
	Pro forma adjustment			$-

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The following table details the pro forma adjustments to income taxes for the six months ended June 30, 2018:

Provision (Benefit) for Income Taxes
	Orion	Pro Forma Adjustments	Pro Forma Loss before Provision (Benefit) for Income Taxes
	(in thousands)
(Loss) income before provision for income taxes	$(2,701)	$1,666	$(1,035)
Estimated tax provision at statutory income tax rate of 21%			(217)
Less provision for income taxes:
Orion			-
Utilization of NOL carryforward			217
Pro forma adjustment			$-

(5)	Assets and Liabilities Not Acquired — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $5.1 million of assets held by Orion that we did not acquire, and approximately $7.9 million of liabilities that we did not assume. The asset purchase agreement includes the purchase primarily of Orion’s customer relationships and agreements, accounts receivable, technology, fixed assets, inventory, contract asset and the assumption of certain specified accounts payable and accrued compensation liabilities for employees hired by MTBC.

Pro Forma Adjustments for Assets and Liabilities Not Acquired — The following schedule summarizes the adjustments to assets and liabilities in the unaudited pro forma condensed combined balance sheet, including all adjustments above as well as the adjustments to intangibles as specified below.

Pro Forma Adjustments for Assets not Acquired and Liabilities not Assumed
Pro Forma
Adjustments
(in thousands)
Cash	$(1,630)
Other current assets	(621)
Intangible assets - net	(2,619)
Other assets	(263)
Total assets	$(5,133)

Accounts payable	$(2,794)
Accrued compensation	(473)
Accrued expenses	(1,099)
Payable to Internal Revenue Service	(2,900)
Accrued liability to related party	(190)
Notes payable - other (current portion)	(24)
Deferred rent	(375)
Total liabilities	(7,855)
Members’ equity	(5,507)
Total liabilities and members' deficit	$(13,362)

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(6)	Intangible Assets — We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the Orion acquisition on the nature of the business and the contracts that we have entered into with the sellers. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that customer contracts and customer relationships, trademarks and technology compose the significant majority of intangible assets for these types of business. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, and therefore we have not been able to finalize the accounting for this transaction.

The amounts set forth below reflect the preliminary fair value of the intangible assets of Orion that we acquired, and their estimated useful lives. All preliminary estimates for the fair value of the intangibles will be adjusted based on the work of a valuation specialist.

Intangible Assets of Orion

		Estimated
		useful life
	(in thousands)
Healthcare IT customer relationships	$2,200	4 years
Practice management customer relationships	3,900	10 years
Goodwill	580
Total intangible assets	$6,680

(7)	Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values, it is allocated to goodwill.

For Orion, management has made an initial fair value estimate of the assets acquired and liabilities assumed as of July 1, 2018. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable. These preliminary estimates may differ from the final valuation being prepared by a third-party specialist; and this difference could be material.

The bankruptcy of Orion includes the transfer of all customer relationships and agreements, accounts receivable, technology, fixed assets and the assumption of certain specified liabilities. We determined the fair value of the fixed assets acquired by reference to current market prices for such assets, and the value of the assumed liabilities was contractually specified. An adjustment of $220,000 was required to adjust the property and equipment to fair value, which is a preliminary estimate. The fair value of the accounts receivable was determined based on the age of the amounts owed and the customer’s payment history.

Included in the purchase price allocation are preliminary amounts for customer relationships determined by an outside consulting firm.

The following table shows the preliminary purchase price allocation, estimated fair values of the acquired assets and liabilities assumed for Orion as of June 30, 2018, the date of our most recent consolidated balance sheet.

Preliminary Purchase Price Allocation

Orion
(in thousands)
Cash consideration	$11,600
Previous deposit	1,000
Total purchase price	$12,600

Accounts receivable	$5,597
Contract asset	401
Inventory	307
Customer relationships	6,100
Goodwill	580
Property and equipment	319
Liabilities assumed	(704)
Total preliminary purchase price allocation	$12,600

(8)	Adjustment of net intercompany balances — Due to the bankruptcy, neither the intercompany receivable nor the intercompany payable amounts will be settled with the remaining Orion or Constellation entities. Accordingly, the net intercompany balances of $7.2 million and $3.1 million for the year ended December 31, 2017 and the six months ended June 30, 2018 respectively were charged/credited to operations in the period the transaction occurred.

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